EXHIBIT 99

                       Press Release dated April 27, 2001


Salisbury Contact: John F. Perotti
860-435-9801 or jp@salisbury-bank.com

FOR IMMEDIATE RELEASE
April 27, 2001


            SALISBURY BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS

Lakeville, Connecticut, April 27, 2001/PRNewswire...Salisbury Bancorp, Inc. (AMEX:SAL) the holding Company for Salisbury Bank and Trust Company announced today that net income for the first quarter of 2001 was $642,000 or $.44 per diluted share as compared to $713,000 or $.48 per diluted share for the first quarter of 2000. The decrease in earnings is primarily the reflection of additional operating costs associated with the installation of a new "Core Account Processing" system during the first quarter that should enable the Bank to better meet the financial needs of customers.

During the year 2000, Salisbury Bancorp, Inc. declared a cash dividend each quarter of $.13 per share and a year end special dividend of $.25 per share. The Board of Directors has decided to increase the Company's regular quarterly dividends in lieu of the declaration of a special dividend and as a result voted to increase the regular quarterly dividend to $.21 per share beginning with the first quarter of 2001 that was declared on February 28, 2001. This dividend is being paid on April 27, 2001 to shareholders of record as of March 30, 2001.

The Company previously announced on March 28, 2001 that it signed a definitive agreement to purchase People's Canaan, Conn., banking office. Pending approval by the appropriate banking regulatory agencies, the transaction is expected to be completed mid-year. The additional office will complement the existing branch network which currently includes branches in Lakeville, Salisbury and Sharon, Connecticut.

Salisbury Bank and Trust Company, the sole subsidiary of Salisbury Bancorp, Inc. is headquartered in Lakeville, Connecticut and offers a full compliment of consumer and business banking products and services as well as trust services.


                                      -5-